Exhibit 10.1
October 6, 2017
PERSONAL AND CONFIDENTIAL
DELIVERED BY HAND/EMAIL
Rebecca,
We are pleased to offer you the temporary position of “Executive Vice President & Chief Financial Officer” with TerraForm Global, LLC (“GLBL”). This position reports to the “Chief Executive Officer”. We confirm below the terms and conditions of your employment with GLBL effective as of the expected closing of the TerraForm Power LLC (“TERP”) transaction with Brookfield (the “TERP Closing Date”).
This is not a permanent employment contract and under no circumstances may it be construed as anything other than temporary in nature. The temporary employment will be from the TERP Closing Date to December 31, 2017 (“Date of Termination”).

1)	Your monthly rate will be $25,000.00, payable in accordance with customary payroll practices.

2)
As a temporary employee, you will be eligible for select benefits which include health, dental, and vision benefits. These benefits may be authorized, revised, changed and adopted from time to time by GLBL. Your eligibility to participate in any of the GLBL benefits is subject to the terms and conditions of those respective plans.

3)
You will be eligible to accrue sick leave as follows: one hour for every thirty (30) hours worked. Exempt employees will accrue based on a 40-hour work week. Sick leave may be accrued to a maximum of 56 hours, or seven (7) days.

4)
All other terms and conditions remain the same, according to the policies and programs in place in GLBL. Your employment with GLBL in the United States will be at-will unless you have a written employment agreement providing otherwise signed by an authorized GLBL official.

5)
Contract Extension - As the Date of Termination approaches, you and GLBL can mutually agree to extend this contract until March 31, 2018 or until the closing of the GLBL transaction with Brookfield (the “Extension Date”), whichever occurs first.

TerraForm Global • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com

In recognition of your services, and in order to assist you in your transition to alternate employment, GLBL is prepared to offer you a Performance Bonus, as outlined below.
1. Performance Bonus
You will be eligible to receive a bonus amount for work performed through the Date of Termination, subject to the achievement of key deliverables as listed below (“Performance Bonus”). The total amount of the Performance Bonus is 60% of the annualized base salary, prorated based on the number of months worked under this contract, less applicable withholdings, and will be payable to the extent that you have maintained high performance and:

a.	Remain continuously employed in your position until the Date of Termination and/or the Extension Date.

b.	Be in compliance with GLBL’s Code of Ethics and Business Conduct and other related policies.

c.	Sign, return and not revoke, a copy of the General Release and Waiver of Claims within its specified deadlines.
The Performance Bonus will vest upon the Date of Termination.
Subject to your compliance with the foregoing, the Performance Bonus is payable as part of the first payroll cycle occurring on or following the date that is sixty (60) days after the applicable vesting date.
2.     Earlier Termination
GLBL reserves the right to terminate your employment during the period of temporary employment in the event that your performance and contributions are not meeting expectations. In such circumstances, the Company will pay your outstanding vacation accrued and unused as of that date, as well as any other entitlements provided to you under applicable law or in an employment agreement between you and GLBL. No other amounts, including regular earnings for time not worked, will be owed or paid.
Upon careful review of the information provided in this letter, we ask that you confirm whether or not you are accepting the new position being offered to you in GLBL.
To signify your decision, please sign the appropriate statement below and return this document to Jason Mahaney, Vice President, Human Resources at ###@terraform.com by October 6, 2017 at 4 pm.
Should you have any questions regarding the contents of this letter, please feel free to contact Jason Mahaney, Vice President, Human Resources at (###) ###-#### or at ###@terraform.com.

TerraForm Global • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com

Regards,

/s/ Peter Blackmore
Peter Blackmore
Chief Executive Officer, GLBL
I, Rebecca Cranna, hereby acknowledge having received a copy of this letter, having read and understood its contents and confirm that I accept the position offered to me, with terms and conditions as outlined in this letter.
/s/ Rebecca Cranna        October 6, 2017
Signature        Date

TerraForm Global • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com